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                                                                     EXHIBIT 4.1

                                MPSI SYSTEMS INC.
                                 1998 STOCK PLAN

                                    ARTICLE I

                                  ESTABLISHMENT

         1. Purpose.

         The MPSI Systems Inc. 1998 Stock Plan ("Plan") is hereby established by MPSI Systems Inc. ("Company"). The purpose of the Plan is to promote the overall financial objectives of the Company and its shareholders by motivating those persons selected to participate in the Plan to achieve long-term growth in shareholder equity in the Company and by retaining the association of those individuals who are instrumental in achieving this growth. The Plan and the grant of awards thereunder is expressly conditioned upon the Plan's approval by the security holders of the Company. The Plan is adopted effective as of the Effective Date.

                                   ARTICLE II

                                   DEFINITIONS

         For purposes of the Plan, the following terms are defined as set forth below:

         2.1 "Administrator" means the administrator of the Plan, or any portion of the Plan, whether the Board of Directors or the Committee.

         2.2 "Affiliate" means any individual, corporation, partnership, association, joint stock company, trust, unincorporated association or other entity (other than the Company) that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company including, without limitation, any member of an affiliated group of which the Company is a common parent corporation as provided in Section 1504 of the Code.

         2.3 "Agreement" or "Award Agreement" means, individually or collectively, any agreement entered into pursuant to the Plan pursuant to which an Award is granted to a Participant.

         2.4 "Award" means a Stock Option, Stock Appreciation Right or Stock Grant.

         2.5 "Board of Directors" or "Board" means the Board of Directors of the Company.

         2.6 "Cause" shall mean, for purposes of whether and when a Participant has incurred a Termination of Employment for Cause, any act or omission which permits the Company to terminate







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the written agreement or arrangement between the Participant and the Company or an Affiliate for Cause as defined in such agreement or arrangement, or in the event there is no such agreement or arrangement or the agreement or arrangement does not define the term "cause," then Cause shall mean an act or acts of dishonesty by the Participant constituting a felony under applicable law and resulting or intending to result directly or indirectly in gain to or personal enrichment of the Participant at the Company's expense. Notwithstanding the foregoing, the Participant shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him or her a copy of a resolution, duly adopted by the Administrator, finding that in the good faith opinion of the Administrator the Participant was guilty of conduct set forth above in the previous sentence of this Section and specifying the particulars thereof in detail.

         2.7 "Change in Control" has the meaning set forth in Section 9.2.

         2.8 "Code" or "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, final Treasury Regulations thereunder and any subsequent Internal Revenue Code.

         2.9 "Commission" means the Securities and Exchange Commission or any successor agency.

         2.10 "Committee" means the Compensation Committee appointed by the Board in accordance with Article III of the Plan.

         2.11 "Common Stock" means the shares of the regular voting Common Stock, $0.05 par value, whether presently or hereafter issued, and any other stock or security resulting from adjustment thereof as described hereinafter or the common stock of any successor to the Company which is designated for the purpose of the Plan.

         2.12 "Company" means MPSI Systems Inc., a Delaware corporation, and includes any successor or assignee corporation or corporations into which the Company may be merged, changed or consolidated; any corporation for whose securities the securities of the Company shall be exchanged; and any assignee of or successor to substantially all of the assets of the Company.

         2.13 "Disability" means permanent and total disability as determined under procedures established by the Administrator for purposes of the Plan. Notwithstanding the foregoing, a Disability shall not qualify under this Plan if it is the result of (i) a willfully self-inflicted injury or willfully self-induced sickness; or (ii) an injury or disease contracted, suffered, or incurred, while participating in a criminal offense. The determination of Disability shall be made by the Administrator. The determination of Disability for purposes of this Plan shall not be construed to be an admission of disability for any other purpose.

         2.14 "Non-Employee Director" means a person who is a Director of the Company and who is not an employee of the Company and who would be a "Non-Employee Director" within the






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meaning of Rule 16b-3 under the Exchange Act and an "outside director" within the meaning of Section 162(m) of the Code.

         2.15 "Effective Date" means December 1, 1998.

         2.16 "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         2.17 "Fair Market Value" means the value of the Common Stock determined as follows:

              (a) If the Common Stock is traded on an exchange or on the NASDAQ National Market System, the price at which shares traded at the close of business on the date of valuation;

              (b) If the Common Stock is traded over the counter on the NASDAQ System, the mean between the bid and the asked price on said System at the close of business on the date of valuation; and

              (c) If neither (a) nor (b) applies, the fair market value as determined by the Administrator in good faith. Such determination shall be conclusive and binding on all persons.

         2.18 "Grant Date" means the date as of which an Award is granted pursuant to the Plan.

         2.19 "Incentive Stock Option" means any Stock Option intended to be and designated as an "incentive stock option" within the meaning of Section 422 of the Code.

         2.20 "Insider" means any Participant who is subject to the reporting requirements of Section 16(a) of the Exchange Act.

         2.21 "Nonqualified Stock Option" means an Option to purchase Common Stock in the Company granted under the Plan other than an Incentive Stock Option within the meaning of Section 422 of the Code.

         2.22 "Option Period" means the period during which the Option shall be exercisable in accordance with the Agreement and Article VI.

         2.23 "Option Price" means the price at which the Common Stock may be purchased under an Option as provided in Section 6.3.

         2.24 "Participant" means a person who satisfies the eligibility conditions of Article V and to whom an Award has been granted by the Administrator under the Plan, and in the event a Representative is appointed for a Participant or a former spouse becomes a Representative, then the




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term "Participant" shall mean such appointed Representative, successor,
Representative, or former spouse as the case may be. The term shall also include any person or entity to whom an Option has been transferred, including a trust for the benefit of the Participant, the Participant's parents, spouse or descendants, a partnership, the partners of which include any of the foregoing, or a custodian under a uniform gifts to minors act or similar statute for the benefit of the Participant's descendants, to the extent permitted herein. Notwithstanding the foregoing, the term "Termination of Employment" shall mean the Termination of Employment of the Participant.

         2.25 "Plan" means the MPSI Systems Inc. 1998 Stock Plan, as herein set forth and as may be amended from time to time.

         2.26 "Representative" means (a) the person or entity acting as the executor or administrator of a Participant's estate pursuant to the last will and testament of a Participant or pursuant to the laws of the jurisdiction in which the Participant had the Participant's primary residence at the date of the Participant's death; (b) the person or entity acting as the guardian or temporary guardian of a Participant; (c) the person or entity which is the beneficiary of the Participant upon or following the Participant's death; or (d) any person to whom an Option has been permissibly transferred; provided that only one of the foregoing shall be the Representative at any point in time as determined under applicable law and recognized by the Administrator.

         2.27 "Retirement" means retirement from employment by the Company at or after age 65.

         2.28 "Rule 16b-3" means Rule 16b-3, as promulgated under the Exchange Act, as amended from time to time, or any successor thereto.

         2.29 "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         2.30 "Stock Appreciation Right" means a right granted under Article
VII.

         2.31 "Stock Grant" means an award under Article VIII.

         2.32 "Stock Option" or "Option" means an option granted under Article
VI.

         2.33 "Termination of Employment" means the occurrence of any act or event whether pursuant to an employment agreement or otherwise that actually or effectively causes or results in the person's ceasing, for whatever reason, to be an officer, employee or consultant of the Company or of any Affiliate, or to be an officer, employee or consultant of any entity that provides services to the Company or an Affiliate, including, without limitation, death, Disability, dismissal, severance at the election of the Participant, Retirement, or severance as a result of the discontinuance, liquidation, sale or transfer by the Company or its Affiliates of all businesses owned or operated by the Company or its Affiliates. With respect to any person who is not an employee with respect to the Company or an Affiliate, the Agreement shall establish what act or event shall constitute a







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Termination of Employment for purposes of the Plan. A Termination of Employment shall occur to an employee who is employed by an Affiliate if the Affiliate shall cease to be an Affiliate and the Participant shall not immediately thereafter become an employee of the Company or an Affiliate.

         In addition, certain other terms used herein have definitions given to them in the first place in which they are used.

                                   ARTICLE III

                                 ADMINISTRATION

         3.1 Structure and Authority. The Plan shall be administered by the Board of Directors which may delegate any or all of its administrative authority under the Plan to the Committee except that the Board shall make all decisions under the Plan with respect to Insiders in the event the Committee is not comprised entirely of Non-Employee Directors. The Committee shall be appointed by the Board and shall consist of not less than three (3) disinterested members of the Board. The term "disinterested member of the Board" shall include only members of the Board who are not eligible to receive Awards under this Plan and who have not been eligible to receive such Awards for at least one (1) year preceding appointment as a member of the Committee. The Board may from time to time remove members from, or add members to, to the Committee. Vacancies on the Committee, howsoever caused, shall be filled by the Board. The Board shall appoint one (1) of the members of the Committee as Chairman. The Chairman shall hold meetings at such times and places as it may determine. Acts of a majority of the Committee at which a quorum is present, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee.

         Subject to the provisions of the Plan, the Administrator shall have the sole discretion and authority to determine from time to time the participant or participants to whom Awards shall be granted and the number of shares of Common Stock subject to each Award, to interpret the Plan, to prescribe, amend, and rescind any rules and regulations necessary or appropriate for the administration of the Plan, to determine and interpret the details and provisions of each Agreement, to modify or amend any Agreement or waive any conditions or restrictions applicable to any Awards (or the exercise thereof), and to make all other determinations necessary or advisable for the administration of the Plan. The determination of an Award will be determined by the Administrator.

         Among other things, the Administrator shall have the authority, subject to the terms of the Plan:

              (a) to select those persons to whom Awards may be granted from time to time;

              (b) to determine whether and to what extent Stock Options, Stock Appreciation Rights, Stock Grants or any combination thereof are to be granted hereunder;



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              (c) to determine the number of shares of Common Stock to be covered by each Award granted hereunder;

              (d) to determine the terms and conditions of any Award granted hereunder (including, but not limited to, the Option Price, the Option Period, any exercise restriction or limitation and any exercise acceleration or forfeiture waiver regarding any Award and the shares of Common Stock relating thereto);

              (e) to adjust the terms and conditions, at any time or from time to time, of any Award, subject to the limitations of Section 10.1;

              (f) to determine to what extent and under what circumstances Common Stock and other amounts payable with respect to an Award shall be deferred;

              (g) to determine under what circumstances an Award may be settled in cash or Common Stock;

              (h) to provide for the forms of Agreement to be utilized in connection with this Plan;

              (i) to determine whether a Participant has a Disability;

              (j) to determine what securities law requirements are applicable to the Plan, Awards, and the issuance of shares of Common Stock and to require of a Participant that appropriate action be taken with respect to such requirements;

              (k) to cancel, with the consent of the Participant or as otherwise provided in the Plan or an Agreement, outstanding Awards;

              (1) to interpret and make a final determination with respect to the remaining number of shares of Common Stock available under Article IV;

              (m) to require as a condition of the exercise of an Award or the issuance or transfer of a certificate of Common Stock, the withholding from a Participant of the amount of any federal, state or local taxes as may be necessary in order for the Company or any other employer to obtain a deduction or as may be otherwise required by law;

              (n) to determine whether and with what effect an individual has incurred a Termination of Employment;

              (o) to determine whether the Company or any other person has a right or obligation to purchase Common Stock from a Participant and, if so, the terms and conditions on which such Common Stock is to be purchased;


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              (p) to determine the restrictions or limitations on the transfer of Common Stock;

              (q) to determine whether an Award is to be adjusted, modified or purchased, or is to become fully exercisable, under the Plan or the terms of an Agreement;

              (r) to determine the permissible methods of Award exercise and payment, including cashless exercise arrangements;

              (s) to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan; and

              (t) to appoint and compensate agents, counsel, auditors or other specialists to aid it in the discharge of its duties.

         The Administrator shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Agreement) and to otherwise supervise the administration of the Plan. The Administrator policies and procedures may differ with respect to Awards granted at different times or to different Participants.

         Any determination made by the Administrator pursuant to the provisions of the Plan shall be made in its sole discretion, and in the case of any determination relating to an Award, may be made at the time of the grant of the Award or, unless in contravention of any express term of the Plan or an Agreement, at any time thereafter. All decisions made by the Administrator pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Participants. Any determination shall not be subject to de novo review if challenged in court.

                                   ARTICLE IV

                              STOCK SUBJECT TO PLAN

         4.1 Number of Shares. Subject to the adjustment under Section 4.6, the total number of shares of Common Stock reserved and available for distribution pursuant to Awards under the Plan shall be 750,000 shares of Common Stock authorized for issuance on the Effective Date. Such shares may consist, in whole or in part, of authorized and unissued shares or treasury shares.

         4.2 Release of Shares. Unless otherwise provided in this Plan, if any shares of Common Stock that have been subject to an Award, including awards under prior employee stock option plans of the Company, cease to be subject to an Award for any reason, such shares shall again be available for distribution in connection with Awards under the Plan.




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         4.3 Restrictions on Shares. Shares of Common Stock issued upon exercise of an Award shall be subject to the terms and conditions specified herein and to such other terms, conditions and restrictions as the Administrator in its discretion may determine or provide in the Award Agreement. The Company may cause any certificate for any share of Common Stock to be delivered to be properly marked with a legend or other notation reflecting the limitations on transfer of such Common Stock as provided in this Plan or as the Administrator may otherwise require. The Administrator may require any person exercising an Award to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of the shares of Common Stock in compliance with applicable law or otherwise. Fractional shares shall not be delivered, but shall be rounded to the next lower whole number of shares.

         4.4 Shareholder Rights. No person shall have any rights of a shareholder as to shares of Common Stock subject to an Award until, after proper exercise of the Award or other action required, such shares shall have been recorded on the Company's official shareholder records as having been issued or transferred. Upon exercise of the Award or any portion thereof, the Company will have thirty (30) days in which to issue the shares, and the Participant will not be treated as a shareholder for any purpose whatsoever prior to such issuance. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date such shares are recorded as issued or transferred in the Company's official shareholder records, except as provided herein or in an Agreement.

         4.5 Registration. The Company may, in its sole discretion, register under the Securities Act the Common Stock delivered or deliverable pursuant to Awards on Commission Form S-8 if available to the Company for this purpose (or any successor or alternate form that is substantially similar to that form to the extent available to effect such registration), in accordance with the rules and regulations governing such forms, as soon as such forms are available for registration to the Company for this purpose.

         4.6 Anti-Dilution. In the event of any Company stock dividend, stock split, combination or exchange of shares, recapitalization or other change in the capital structure of the Company, corporate separation or division of the Company (including, but not limited to, a split-up, spin-off, split-off or distribution to Company shareholders other than a normal cash dividend), sale by the Company of all or a substantial portion of its assets (measured on either a stand-alone or consolidated basis), reorganization, rights offering, a partial or complete liquidation, or any other corporate transaction, Company share offering or event involving the Company and having an effect similar to any of the foregoing, then the Administrator may, in its sole discretion, adjust or substitute, as the case may be, the number of shares of Common Stock available for Awards under the Plan, the number of shares of Common Stock covered by outstanding Awards, the exercise price per share of outstanding Awards, and any other characteristics or terms of the Awards as the Administrator shall deem necessary or appropriate to reflect equitably the effects of such changes to the Participants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated by rounding to the next lower whole number of shares with appropriate payment for such fractional share as shall reasonably be determined by the Administrator.




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                                    ARTICLE V

                                   ELIGIBILITY

         5.1 Eligibility. Except as herein provided, the persons who shall be eligible to participate in the Plan and be granted Awards shall be those persons who are officers, directors, employees or consultants of the Company or any subsidiary who shall be in a position, in the opinion of the Administrator, to make contributions to the growth, management, protection and success of the Company and its subsidiaries. Of those persons described in the preceding sentence, the Administrator may, from time to time, select persons to be granted Awards and shall determine the terms and conditions with respect thereto. In making any such selection and in determining the form of the Award, the Administrator may give consideration to the functions and responsibilities of the person's contributions to the Company and its subsidiaries, the value of the individual's service to the Company and its subsidiaries and such other factors deemed relevant by the Administrator. The Administrator may designate any person who is eligible to participate in the Plan provided that such person is not a member of the Administrator.

                                   ARTICLE VI

                                  STOCK OPTIONS

         6.1 General. The Administrator shall have authority to grant Options under the Plan at any time or from time to time. Stock Options may be granted alone or in addition to other Awards and may be either Incentive Stock Options or Non-Qualified Stock Options. An Option shall entitle the Participant to receive shares of Common Stock upon exercise of such Option, subject to the Participant's satisfaction in full of any conditions, restrictions or limitations imposed in accordance with the Plan or an Agreement (the terms and provisions of which may differ from other Agreements) including without limitation, payment of the Option Price.

         6.2 Grant and Exercise. The grant of a Stock Option shall occur as of the date the Administrator determines. Each Option granted under this Plan shall be evidenced by an Agreement, in a form approved by the Administrator, which shall embody the terms and conditions of such Option and which shall be subject to the express terms and conditions set forth in the Plan. Such Agreement shall become effective upon execution by the Participant. Only a person who is a common-law employee of the Company, any parent corporation of the Company or a subsidiary (as such terms are defined in Section 424 of the Code) on the date of grant shall be eligible to be granted an Option which is intended to be and is an Incentive Stock Option. To the extent that any Stock Option is not designated as an Incentive Stock Option or even if so designated does not qualify as an Incentive Stock Option, it shall constitute a Non-Qualified Stock Option. Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify the Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any Incentive Stock Option under such
Section 422.




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         6.3 Terms and Conditions. Stock Options shall be subject to such terms and conditions as shall be determined by the Administrator, including the following:

              (a) Option Period. The Option Period of each Stock Option shall be fixed by the Administrator; provided that no Non-Qualified Stock Option shall be exercisable more than fifteen (15) years after the date the Stock Option is granted. In the case of an Incentive Stock Option, the Option Period shall not exceed ten (10) years from the date of grant or five (5) years in the case of an individual who owns more than ten percent (10%) of the combined voting power of all classes of stock of the Company, a corporation which is a parent corporation of the Company or any subsidiary of the Company (each as defined in Section 424 of the Code). No Option which is intended to be an Incentive Stock Option shall be granted more than ten (10) years from the date the Plan is adopted by the Company or the date the Plan is approved by the shareholders of the Company, whichever is earlier.

              (b) Option Price. The Option Price per share of the Common Stock purchasable under an Option shall be determined by the Administrator, but in no event shall the Option Price be less than fifty percent (50%) of the Fair Market Value on the Grant Date. If such Option is intended to qualify as an Incentive Stock Option, the Option Price per share shall be not less than the Fair Market Value per share on the date the Option is granted, or where granted to an individual who owns or who is deemed to own stock possessing more than ten percent (10%) of the combined voting power of all classes of stock of the Company, a corporation which is a parent corporation of the Company or any subsidiary of the Company (each as defined in Section 424 of the Code), not less than one hundred ten percent (110%) of such Fair Market Value per share.

              (c) Exercisability. Subject to Section 9.1, Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator. If the Administrator provides that any Stock Option is exercisable only in installments, the Administrator may at any time waive such installment exercise provisions, in whole or in part. In addition, the Administrator may at any time accelerate the exercisability of any Stock Option.

              (d) Method of Exercise. Subject to the provisions of this Article VI, a Participant may exercise Stock Options, in whole or in part, at any time during the Option Period by the Participant's giving written notice of exercise on a form provided by the Administrator (if available) to the Company specifying the number of shares of Common Stock subject to the Stock Option to be purchased. Such notice shall be accompanied by payment in full of the purchase price by cash or check or such other form of payment as the Company may accept. If approved by the Administrator, payment in full or in part may also be made (i) by delivering Common Stock already owned by the Participant having a total Fair Market Value on the date of such delivery equal to the Option Price; (ii) by the execution and delivery of a note or other evidence of indebtedness (and any security agreement thereunder) satisfactory to the Administrator and permitted in accordance with Section 6.3(e);
         (iii) by authorizing the








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         Company to retain shares of Common Stock which would otherwise be issuable upon exercise of the Option having a total Fair Market Value on the date of delivery equal to the Option Price; (iv) by the delivery of cash or the extension of credit by a broker-dealer to whom the Participant has submitted a notice of exercise or otherwise indicated an intent to exercise an Option (in accordance with Part 220, Chapter 11, Title 12 of the Code of Federal Regulations, so-called "cashless" exercise); or (v) by any combination of the foregoing. If payment of the Option Price of a Non-Qualified Stock Option is made in whole or in part in the form of Restricted Stock or Deferred Stock, the number of shares of Common Stock to be received upon such exercise equal to the number of shares of Restricted Stock or Deferred Stock used for payment of the Option Price shall be subject to the same forfeiture restrictions or deferral limitations to which such Restricted Stock or Deferred Stock was subject, unless otherwise determined by the Administrator. In the case of an Incentive Stock Option, the right to make a payment in the form of already owned shares of Common Stock of the same class as the Common Stock subject to the Stock Option may be authorized only at the time the Stock Option is granted. No shares of Common Stock shall be issued until full payment therefor has been made. Subject to any forfeiture restrictions or deferral limitations that may apply if a Stock Option is exercised using Restricted Stock or Deferred Stock, a Participant shall have all of the rights of a shareholder of the Company holding the class of Common Stock that is subject to such Stock Option (including, if applicable, the right to vote the shares and the right to receive dividends), when the Participant has given written notice of exercise, has paid in full for such shares and such shares have been recorded on the Company's official shareholder records as having been issued or transferred.

              (e) Company Loan or Guarantee. Upon the exercise of any Option and subject to the pertinent Agreement and the discretion of the Administrator, the Company may at the request of the Participant:

                  (i) lend to the Participant, with recourse, an amount equal to such portion of the Option Price as the Administrator may determine; or

                  (ii) guarantee a loan obtained by the Participant from a
              third-party for the purpose of tendering the Option Price.

         The terms and conditions of any loan or guarantee, including the term, interest rate, and any security interest thereunder, shall be determined by the Administrator, except that no extension of credit or guarantee shall obligate the Company for an amount to exceed the lesser of the aggregate Fair Market Value per share of the Common Stock on the date of exercise, less the par value of the shares of Common Stock to be purchased upon the exercise of the Award, or the amount permitted under applicable laws or the regulations and rules of the Federal Reserve Board and any other governmental agency having jurisdiction.

              (f) Non-transferability of Options. Unless otherwise approved by the Administrator, no Incentive Stock Option or interest therein shall be transferable by the









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         Participant other than by will or by the laws of descent or distribution, and all Stock Options shall be exercisable during the Participant's lifetime only by the Participant.

         6.4 Termination by Reason of Death, Disability or Retirement. Unless otherwise provided in an Agreement or determined by the Administrator, if a Participant incurs a Termination of Employment due to death, Disability or Retirement, any unexpired and unexercised Stock Option held by such Participant shall thereafter be fully vested and exercisable for a period of one (1) year (or such other period or no period as the Administrator may specify) immediately following the date of such death, Disability or Retirement (as applicable) or until the expiration of the Option Period, whichever period is the shorter. In the event of Termination of Employment by reason of Disability, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Non-Qualified Stock Option.

         6.5 Other Termination. Unless otherwise provided in an Agreement or determined by the Administrator, if a Participant incurs a Termination of Employment that is not due to death, Retirement, Disability or with Cause, any Stock Option held by such Participant shall thereupon terminate, except that such Stock Option, to the extent then exercisable, may be exercised for the lesser of a period of one (1) year commencing with the date of such Termination of Employment or until the expiration of the Option Period, or in the case of a voluntary Termination of Employment (other than due to death, Retirement, Disability or with Cause), for a period of six (6) months commencing with the date of such Termination of Employment in the case of a voluntary Termination of Employment or until the expiration of the Option Period, whichever is less. If the Participant incurs a Termination of Employment which is with Cause, the Option shall terminate immediately. The death, Disability or Retirement of a Participant after a Termination of Employment otherwise provided herein shall not extend the exercisability of the time permitted to exercise an Option.

         6.6 Cashing Out of Option. On receipt of written notice of exercise, the Administrator may elect to cash out all or part of the portion of any Stock Option to be exercised by paying the Participant an amount, in cash or Common Stock, equal to the excess of the Fair Market Value of the Common Stock that is subject to the Option over the Option Price times the number of shares of Common Stock subject to the Option on the effective date of such cash out. The Administrator may determine Fair Market Value under the pricing rule set forth in Section 7.3(b).

                                   ARTICLE VII

                            STOCK APPRECIATION RIGHTS

         7.1 General. The Administrator shall have authority to grant Stock Appreciation Rights under the Plan at any time or from time to time. Subject to the Participant's satisfaction in full of any conditions, restrictions or limitations imposed in accordance with the Plan or an Agreement, a Stock Appreciation Right shall entitle the Participant to surrender to the Company the Stock

Appreciation Right and to be paid therefor in shares of the Common Stock, cash or a combination thereof as herein provided, the amount described in Section 7.3(b).

         7.2 Grant. Stock Appreciation Rights may be granted in conjunction with all or part of any Stock Option granted under the Plan in which case the exercise of the Stock Appreciation Right shall require the cancellation of a corresponding portion of the Stock Option and the exercise of the Stock Option will result in the cancellation of a corresponding portion of the Stock Appreciation Right. In the case of a Non-Qualified Stock Option, such rights may be granted either at or after the time of grant of such Stock Option. In the case of an Incentive Stock Option, such rights may be granted only at the time of grant of such Stock Option. A Stock Appreciation Right may also be granted on a stand alone basis. The grant of a Stock Appreciation Right shall occur as of the date the Administrator determines. Each Stock Appreciation Right granted under this Plan shall be evidenced by an Agreement, which shall embody the terms and conditions of such Stock Appreciation Right and which shall be subject to the terms and conditions set forth in the Plan.

         7.3 Terms and Conditions. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined by the Administrator, including the following:

             (a) Period and Exercise. The term of a Stock Appreciation Right shall be established by the Administrator. If granted in conjunction with a Stock Option, the Stock Appreciation Right shall have a term which is the same as the Option Period and shall be exercisable only at such time or times and to the extent the related Stock Options would be exercisable in accordance with the provisions of Article VI. A Stock Appreciation Right which is granted on a stand alone basis shall be for such period and shall be exercisable at such times and to the extent provided in an Agreement. Stock Appreciation Rights shall be exercised by the Participant's giving written notice of exercise on a form provided by the Administrator (if available) to the Company specifying the portion of the Stock Appreciation Right to be exercised.

             (b) Amount. Upon the exercise of a Stock Appreciation Right, a Participant shall be entitled to receive an amount in cash, shares of Common Stock or both as determined by the Administrator or as otherwise permitted in an Agreement equal in value to the excess of the Fair Market Value per share of Common Stock over the Option Price per share of Common Stock specified in the related Agreement multiplied by the number of shares in respect of which the Stock Appreciation Right is exercised. In the case of a Stock Appreciation Right granted on a stand alone basis, the Agreement shall specify the value to be used in lieu of the Option Price per share of Common Stock. The aggregate Fair Market Value per share of the Common Stock shall be determined as of the date of exercise of such Stock Appreciation Right.

             (c) Special Rules. In the case of Stock Appreciation Rights relating to Stock Options held by an Insider, no Stock Appreciation Right shall be exercisable during the first six months of its term, except that this limitation shall not apply in the event of death or Disability of the Participant prior to the expiration of the six-month period.

             (d) Non-transferability of Stock Appreciation Rights. Stock Appreciation Rights shall be transferable only when and to the extent that a Stock Option would be transferable under the Plan unless otherwise provided in an Agreement.

             (e) Termination. A Stock Appreciation Right shall terminate at such time as a Stock Option would terminate under the Plan, unless otherwise provided in an Agreement.

             (f) Incentive Stock Option. A Stock Appreciation Right granted in tandem with an Incentive Stock Option shall not be exercisable unless the Fair Market Value of the Common Stock on the date of exercise exceeds the Option Price. In no event shall any amount paid pursuant to the Stock Appreciation Right exceed the difference between the Fair Market Value on the date of exercise and the Option Price.

                                  ARTICLE VIII

                                  STOCK GRANTS

         8.1 General. The Administrator shall have authority to make a Stock Grant under the Plan at any time or from time to time. Shares of Stock may be awarded either alone or in addition to other Awards granted under the Plan. The Administrator shall determine the persons to whom and the time or times at which a Stock Grant will be awarded, the number of shares of Shares to be awarded to any Participant, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards. Each Award shall be confirmed by, and be subject to the terms of, an Agreement. The Administrator may condition the grant of Stock upon the attainment of specified performance goals by the Participant or by the Company or an Affiliate (including a division or department of the Company or an Affiliate) for or within which the Participant is primarily employed or upon such other factors or criteria as the Administrator shall determine. The provisions of Stock Grants need not be the same with respect to any Participant.

         8.2 Awards and Certificates. Notwithstanding the limitations on issuance of shares of Common Stock otherwise provided in the Plan, each Participant receiving a Stock Grant Award shall be issued a certificate in respect of such shares. Such certificate shall be registered in the name of such Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award as determined by the Administrator. The Administrator may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Stock Grant Award, the Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.

         8.3 Terms and Conditions. Stock Grant shares shall be subject to the following terms and conditions:

             (a) Limitations on Transferability. Subject to the provisions of the Plan and except as provided in an Agreement, during a period set by the Administrator, commencing with the date of such Award (the "Restriction Period"), the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber any interest in Stock Grant shares.

             (b) Rights. Except as provided in Section 8.3(a), the Participant shall have, with respect to the Stock Grant shares, all of the rights of a shareholder of the Company holding the class of Common Stock that is the subject of the Stock Grant, including, if applicable, the right to vote the shares and the right to receive any cash dividends. Unless otherwise determined by the Administrator and subject to the Plan, cash dividends on the class of Common Stock that is the subject of the Stock Grant shall be automatically deferred and reinvested in additional restricted stock, and dividends on the class of Common Stock that is the subject of the Stock Grant payable in Common Stock shall be paid in the form of the same class as the Common Stock on which such dividend was paid.

             (c) Criteria. Based on service, performance by the Participant or by the Company or the Affiliate, including any division or department for which the Participant is employed or such other factors or criteria as the Administrator may determine, the Administrator may provide for the lapse of restrictions in installments and may accelerate the vesting of all or any part of any Award and waive the restrictions for all or any part of such Award.

             (d) Forfeiture. Unless otherwise provided in an Agreement or determined by the Administrator, if the Participant incurs a Termination of Employment during the Restriction Period due to death or Disability, the restrictions shall lapse and the Participant shall be fully vested in the Stock Grant. Except to the extent otherwise provided in the applicable Agreement and the Plan, upon a Participant's Termination of Employment for any reason during the Restriction Period other than death or Disability, all shares of the Stock Grant still subject to restriction shall be forfeited by the Participant, except the Administrator shall have the discretion to waive in whole or in part any or all remaining restrictions with respect to any or all of such Participant's shares under the Stock Grant.

             (e) Delivery. If and when the Restriction Period expires without a prior forfeiture of the stock subject to such Restriction Period, unlegended certificates (other than a legend required by applicable securities laws) for such shares shall be delivered to the Participant.

             (f) Election. A Participant may elect to further defer receipt of the shares under the Stock Grant for a specified period or until a specified event, subject in each case to the Administrator's approval and to such terms as are determined by the Administrator. Subject to any exceptions adopted by the Administrator, such election must be made one (1) year prior to completion of the Restriction Period.

                                   ARTICLE IX

                          CHANGE IN CONTROL PROVISIONS

         9.1 Impact of Event. Notwithstanding any other provision of the Plan to the contrary, in the event of a Change in Control (as defined in Section 9.2):

             (a) Any Stock Appreciation Rights and Stock Options outstanding as of the date such Change in Control and not then exercisable shall become fully exercisable to the full extent of the original grant.

             (b) The restrictions and deferral limitations applicable to any Stock Grant shall lapse, and such restricted stock shall become free of all restrictions and become fully vested and transferable to the full extent of the original grant.

         9.2 Definition of Change in Control. For purposes of the Plan, a "Change in Control" shall mean the happening of any of the following events:

             (a) there shall be consummated (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's common stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's common stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger; or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or

             (b) the shareholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company;

             (c) any individual, partnership, firm, corporation, association, trust, unincorporated organization, or other entity, or any syndicate or group deemed to be a person under Section 14(d)(2) of the Act who is not as of the Effective Date the "beneficial owner" (as defined in Rule 13d-3 of the General Rules and Regulations under the Act) of at least five percent (5%) of the outstanding Common Stock shall become the beneficial owner of securities of the Company representing [TWENTY (20%)] or more of the combined voting power of the Company's then outstanding securities entitled to vote in the election of directors of the Company; or

                  (d) during any period of two (2) consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board of Directors and any new directors, whose election by the Board of Directors or nomination for election by the Company's shareholders was approved by a vote of at least three quarters (3/4) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors.

A change in control under (c) or (d) above shall not be deemed to be a Change in Control for purposes of this Plan if the Board of Directors has approved such change in control prior to either (i) the occurrence of any of the events described in the foregoing clauses (c) and (d), or (ii) the commencement by any person other than the Company of a tender offer for the Common Stock.

                                    ARTICLE X

                                  MISCELLANEOUS

         10.1 Amendments and Termination. The Board may amend, alter, discontinue or terminate the Plan at any time, but no amendment, alteration, discontinuation or termination shall be made which would impair the rights of a Participant under a Stock Option, Stock Appreciation Right or Stock Grant theretofore granted without the Participant's consent. In addition, no such amendment shall be made without the approval of the Company's shareholders to the extent such approval is required by law or agreement.

         The Administrator may amend the terms of any Award or other Award theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any Participant without the Participant's consent. The Administrator may also substitute new Stock Options or Stock Appreciation Rights for previously granted Stock Options, including previously granted Stock Options or Stock Appreciation Rights having higher Option Prices but no such substitution shall be made which would impair the rights of Participants under such Stock Option or Stock Appreciation Right theretofore granted without the Participant's consent.

         Subject to the above provisions, the Board shall have authority to amend the Plan to take into account changes in law and tax and accounting rules, as well as other developments and to grant Awards which qualify for beneficial treatment under such rules without shareholder approval.

         10.2 Unfunded Status of Plan. It is intended that the Plan be an "unfunded" plan for incentive and deferred compensation. The Administrator may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that, unless the Administrator otherwise determines, the existence of such trusts or other arrangements is consistent with the "unfunded" status of the Plan.

         10.3 General Provisions.

             (a) Representation. The Administrator may require each person purchasing or receiving shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to the distribution thereof. The certificates for such shares may include any legend which the Administrator deems appropriate to reflect any restrictions on transfer.

             (b) No Additional Obligation. Nothing contained in the Plan shall prevent the Company or an Affiliate from adopting other or additional compensation arrangements for its employees.

             (c) Withholding. No later than the date as of which an amount first becomes includible in the gross income of the Participant for the Company income tax purposes with respect to any Award, the Participant shall pay to the Company (or other entity identified by the Administrator), or make arrangements satisfactory to the Company or other entity identified by the Administrator, regarding the payment of any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount required in order for the Company or an Affiliate to obtain a current deduction. Unless otherwise determined by the Administrator, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement provided that any applicable requirements under Section 16 of the Exchange Act are satisfied. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant.

             (d) Reinvestment. The reinvestment of dividends in additional Deferred or Restricted Stock at the time of any dividend payment shall only be permissible if sufficient shares of Common Stock are available for such reinvestment (taking into account then outstanding Options and other Awards).

             (e) Representative. The Administrator shall establish such procedures as it deems appropriate for a Participant to designate a Representative to whom any amounts payable in the event of the Participant's death are to be paid.

             (f) Controlling Law. The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Oklahoma. The Plan shall be construed to comply with all applicable law, and to avoid liability to the Company, an Affiliate or a Participant, including, without limitation, liability under Section 16 of the Exchange Act.

             (g) Offset. Any amounts owed to the Company or an Affiliate by the Participant of whatever nature may be offset by the Company from the value of any shares of Common Stock, cash or other thing of value under this Plan or an Agreement to be transferred to the

         Participant, and no shares of Common Stock, cash or other thing of value under this Plan or an Agreement shall be transferred unless and until all disputes between the Company and the Participant have been fully and finally resolved and the Participant has waived all claims to such against the Company or an Affiliate.

         10.4 Mitigation of Excise Tax. If any payment or right accruing to a Participant under this Plan (without the application of this Section 10.4), either alone or together with other payments or rights accruing to the Participant from the Company or an Affiliate ("Total Payments") would constitute a "parachute payment" (as defined in Section 28OG of the Code and regulations thereunder), such payment or right shall be reduced to the largest amount or greatest right that will result in no portion of the amount payable or right accruing under the Plan being subject to an excise tax under Section 4999 of the Code or being disallowed as a deduction under Section 28OG of the Code. The determination of whether any reduction in the rights or payments under this Plan is to apply shall be made by the Administrator in good faith after consultation with the Participant, and such determination shall be conclusive and binding on the Participant. The Participant shall cooperate in good faith with the Administrator in making such determination and providing the necessary information for this purpose. The foregoing provisions of this Section 10.4 shall apply with respect to any person only if after reduction for any applicable federal excise tax imposed by Section 4999 of the Code and federal income tax imposed by the Code, the Total Payments accruing to such person would be less than the amount of the Total Payments as reduced, if applicable, under the foregoing provisions of the Plan and after reduction for only federal income taxes.

         10.5 Rights with Respect to Continuance of Employment. Nothing contained herein shall be deemed to alter the relationship between the Company or an Affiliate and a Participant, or the contractual relationship between a Participant and the Company or an Affiliate if there is a written contract regarding such relationship. Nothing contained herein shall be construed to constitute a contract of employment between the Company or an Affiliate and a Participant. The Company or an Affiliate and each of the Participants continue to have the right to terminate the employment or service relationship at any time for any reason, except as provided in a written contract. The Company or an Affiliate shall have no obligation to retain the Participant in its employ or service as a result of this Plan. There shall be no inference as to the length of employment or service hereby, and the Company or an Affiliate reserves the same rights to terminate the Participant's employment or service as existed prior to the individual becoming a Participant in this Plan.

         10.6 Awards in Substitution for Awards Granted by Other Corporations. Awards may be granted under the Plan from time to time in substitution for awards held by employees, directors or service providers of other corporations who are about to become officers, directors or employees of the Company or an Affiliate as the result of a merger or consolidation of the employing corporation with the Company or an Affiliate, or the acquisition by the Company or an Affiliate of the assets of the employing corporation, or the acquisition by the Company or Affiliate of the stock of the employing corporation, as the result of which it becomes a designated employer under the Plan. The terms and conditions of the Awards so granted may vary from the terms and conditions set forth in this Plan at the time of such grant as the majority of the members of the Administrator may deem appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

         10.7 Procedure for Adoption. Any Affiliate of the Company may by resolution of such Affiliate's board of directors, with the consent of the Board of Directors and subject to such conditions as may be imposed by the Board of Directors, adopt the Plan for the benefit of its employees as of the date specified in the board resolution.

         10.8 Procedure for Withdrawal. Any Affiliate which has adopted the Plan may, by resolution of the board of directors of such direct or indirect subsidiary, with the consent of the Board of Directors and subject to such conditions as may be imposed by the Board of Directors, terminate its adoption of the Plan. If the Participant disposes of shares of Common Stock acquired pursuant to an Incentive Stock Option in any transaction considered to be a disqualifying transaction under the Code, the Participant must give written notice of such transfer and the Company shall have the right to deduct any taxes required by law to be withheld from any amounts otherwise payable to the Participant.

         10.9 Delay. If at the time a Participant incurs a Termination of Employment (other than due to Cause) or if at the time of a Change in Control, the Participant is subject to "short-swing" liability under Section 16 of the Exchange Act, any time period provided for under the Plan or an Agreement to the extent necessary to avoid the imposition of liability shall be suspended and delayed during the period the Participant would be subject to such liability, but not more than six (6) months and one (1) day and not to exceed the Option Period, or the period for exercise of a Stock Appreciation Right as provided in the Agreement, whichever is shorter. The Company shall have the right to suspend or delay any time period described in the Plan or an Agreement if the Administrator shall determine that the action may constitute a violation of any law or result in liability under any law to the Company, an Affiliate or a shareholder of the Company until such time as the action required or permitted shall not constitute a violation of law or result in liability to the Company, an Affiliate or a shareholder of the Company.

         10.10 Headings. The headings contained in this Plan are for reference purposes only and shall not affect the meaning or interpretation of this Plan.

         10.11 Severability. If any provision of this Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not effect any other provision hereby, and this Plan shall be construed as if such invalid or unenforceable provision were omitted.

         10.12 Successors and Assigns. This Plan shall inure to the benefit of and be binding upon each successor and assign of the Company. All obligations imposed upon a Participant, and all rights granted to the Company hereunder, shall be binding upon the Participant's heirs, legal representatives and successors.

         10.13 Entire Agreement. This Plan and the Agreement constitute the entire agreement with respect to the subject matter hereof and thereof, provided that in the event of any inconsistency between the Plan and the Agreement, the terms and conditions of the Agreement shall control.

         Executed as of the _____ day of ________________, 1998.

                                     MPSI SYSTEMS INC.



                                     By:
                                         ---------------------------------------
                                         Ronald G. Harper
                                         Chairman, President and Chief Executive
                                         Officer